AMENDMENT NO.5

TO

SERVICES AGREEMENT

This AMENDMENT No.5 (“Amendment”) is made as of March 1, 2026, by and among Timothy Plan (“Client”) and Citibank, N.A. (“Citibank”), and Citi Fund Services Ohio, Inc. (“CFSO”, together with Citibank, the “Service Provider” and, with the Client, the “Parties”), to that certain Services Agreement dated November 30, 2018, between the Client and Service Provider (“Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Service Provider performs certain fund administration, fund accounting, and transfer agency services for the Client; and

WHEREAS, the Parties now wish to amend the Agreement pursuant to this Amendment to revise the List of Funds set forth in the Annex to Schedule 2 of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Service Provider hereby agree as follows:

1.	Amendment to Annex to Schedule 2 - List of Funds.

Annex to Schedule 2 of the Agreement is hereby deleted in its entirety and replaced with the following Annex to Schedule 2 attached to the end of this Amendment.

2.	Representations and Warranties.

a.	The Client represents that it has full power and authority to enter into and perform this Amendment and that it has provided this Amendment to the Board.

b.	The Service Provider represents that it has full power and authority to enter into and perform this Amendment.

3.	Miscellaneous.

a.	This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

b.	Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

c.	Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

d.	This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

[Remainder of page intentionally left blank. Signatures follow on next page.]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

TIMOTHY PLAN

By:	/s/ Brian Mumbert

Name:	Brian Mumbert

Title:	President

Date:	3/6/26

CITIBANK, N.A.

By:	/s/ Peggy Vena

Name:	Peggy Vena

Title:	VP

Date:	March 18, 2026

CITI FUND SERVICES OHIO, INC.

By:	/s/ John Danko

Name:	John Danko

Title:	President

Date:	March 17, 2026

Annex to Schedule 2 to Services Agreement

List of Funds

Timothy Plan US Large/Mid Cap Core ETF
Timothy Plan High Dividend Stock ETF
Timothy Plan US Small Cap Core ETF
Timothy Plan International ETF
Timothy Plan Free Cash Flow ETF*
Timothy Plan Free Cash Flow Growth ETF*
Timothy Plan Fixed Income ETF *

*	Scheduled to launch in May 2026.

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